Exhibit 2.3

AMENDMENT TO THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ENERGY EXPLORATION TECHNOLOGIES INC.

ENERGY EXPLORATION TECHNOLOGIES INC., a corporation organized and existing under and by virtue of the provisions of the General Corporations Act of the Commonwealth of Puerto Rico (the “Corporation”),

DOES HEREBY CERTIFY:

1. That the name of the Corporation is Energy Exploration Technologies Inc., and that the Corporation was originally incorporated pursuant to the General Corporations Act (the “General Corporations Act”) by the filing of its original Certificate of Incorporation with the Department of State of the Government of Puerto Rico on December 18, 2018 (the “Original Certificate”).

2. That the Corporation amended and restated the Original Certificate in its entirety by filing an Amended and Restated Certificate of Incorporation with the Department of State of the Government of Puerto Rico on May 8, 2019 (the “First Amended Certificate”).

3. That the Corporation amended and restated the First Amended Certificate in its entirety by filing a Second Amended and Restated Certificate of Incorporation with the Department of State of the Government of Puerto Rico on November 4, 2020 (the “Second Amended Certificate”).

4. That the Corporation amended and restated the Second Amended Certificate in its entirety by filing a Third Amended and Restated Certificate of Incorporation with the Department of State of the Government of Puerto Rico on                     , 2021 (the “April 1 Third Amended Certificate”).

5. That the Board of Directors duly adopted resolutions proposing to amend the Third Amended Certificate, declaring said amendment to be advisable and in the best interests of the Corporation and its stockholders, and authorizing the appropriate officers of the Corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Third Amended Certificate be amended as follows:

A.	The first Paragraph of ARTICLE FOURTH is amended and restated in its entirety to read as follows:

FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is One Hundred Two Million (102,000,000) shares, consisting of two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock”. This Corporation is authorized to issue Seventy Eight Million (78,000,000) shares of Common Stock, $0.01 par value per share, and Twenty Four Million (24,000,000) shares of Preferred Stock, $0.01 par value per share, Ten Million Five Hundred Thousand (10,500,000) shares of which are designated “Founders 1 Preferred Stock”, Ninety Three Thousand Nine Hundred (93,900) shares of which are designated “Founders 2 Preferred Stock”, and Seven Million Eight Hundred Thousand (7,800,000) shares of which are designated “Series A Preferred Stock”.

Upon the acceptance of this Amendment to Third Amended and Restated Certificate (this “Amendment”) for filing with the Department of State of the Government of Puerto Rico (the “Effective Time”), (a) each share of Common Stock of the Corporation outstanding immediately prior to the Effective Time shall, without any further action by any stockholder, be exchanged for and converted into three (3) shares of Common Stock, (b) each share of Founders 1 Preferred Stock of the Corporation outstanding immediately prior to the Effective Time shall, without any further action by any stockholder, be exchanged for and converted into three (3) shares of Founders 1 Preferred Stock, (c) each share of Founders 2 Preferred Stock of the Corporation outstanding immediately prior to the Effective Time shall, without any further action by any stockholder, be exchanged for and converted into three (3) shares of Founders 2 Preferred Stock, and (d) each share of Series A Preferred Stock of the Corporation outstanding immediately prior to the Effective Time shall, without any further action by any stockholder, be exchanged for and converted into three (3) shares of Series A Preferred Stock. Any stock certificate that, immediately prior to the Effective Time, represented shares of the Corporation’s Common Stock, Founders 1

Preferred Stock, Founders 2 Preferred Stock or Series A Preferred Stock, respectively, shall from and after the Effective Time be deemed to represent shares of Common Stock, Founders 1 Preferred Stock, Founders 2 Preferred Stock or Series A Preferred Stock, respectively, without the need for surrender or exchange thereof.

B.	Section 2.1 of the Third Amended Certificate is amended and restated in its entirety to read as follows:

2.1 Preferential Payments to Holders of Series Liquidation Preference Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Founders 1 Preferred Stock and Series A Preferred Stock (collectively, the “Series Liquidation Preference Stock”) then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, and in the event of a Deemed Liquidation Event (as defined below), the holders of shares of Series Liquidation Preference Stock then outstanding shall be entitled to be paid out of the consideration payable to stockholders in such Deemed Liquidation Event or out of the Available Proceeds (as defined below), as applicable, before any payment shall be made to the holders of Founders 2 Preferred Stock, Common Stock or any other class ranking junior in right of payment to the Series Liquidation Preference Stock by reason of their ownership thereof, an amount per share equal to (i) in the case of the Founders 1 Preferred Stock, the sum of $0.05 (the “Original Founders 1 Issue Price”) for each outstanding share of Founders 1 Preferred Stock and an amount equal to all accrued but unpaid dividends on such share and (ii) in the case of the Series A Preferred Stock, the sum of $1.6333 (the “Original Series A Issue Price”) for each outstanding share of Series A Preferred Stock and an amount equal to all accrued but unpaid dividends on such share. The term “Original Founders 2 Issue Price” means the sum of $0.05. Each of the Original Founders 1 Issue Price, the Original Founders 2 Issue Price and the Original Series A Issue Price may be referred to herein as an “Original Issue Price” and shall be subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series Liquidation Preference Stock. If upon any such liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series Liquidation Preference Stock the full amount to which they shall be entitled under this Subsection 2.1, the holders of shares of Series Liquidation Preference Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

C.	The last sentence of Section 3.2 of the Third Amended Certificate is amended to delete the words “one million (1,000,000)” and replace them with “three million (3,000,000)”.

D.	The last sentence of Section 3.3 of the Third Amended Certificate is amended to delete the words “one million (1,000,000)” and replace them with “three million (3,000,000)”.

E.	Section 4.1.1 of the Third Amended Certificate is amended and restated in its entirety to read as follows

4.1.1. Conversion Ratio. Each share of Series Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof into an aggregate number of fully paid and non-assessable shares of Common Stock as is determined by dividing Original Issue Price for such series by the Conversion Price (as defined below) applicable to such series in effect at the time of conversion.    As of the Effective Time, the “Conversion Price” per share for the Founders 1 Preferred Stock shall be the Original Founders 1 Issue Price, the “Conversion Price” per share for the Founders 2 Preferred Stock shall be the Original Founders 2 Issue Price and the “Conversion Price” per share for the Series A Preferred Stock shall be the Original Series A Issue Price. The Conversion Price and the rate at which shares of a series of Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below.

4. That the foregoing amendment was approved by the holders of the requisite number of shares of the Corporation in accordance with Section 3657 of the General Corporations Act.

5. That this Amendment to Third Amended and Restated Certificate of Incorporation, which amends the provisions of the Third Amended Certificate, has been duly adopted in accordance with Sections 3682 of the General Corporations Act.

IN WITNESS WHEREOF, this Amendment to Third Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of the Corporation on          April 6         , 2021, and I, the undersigned, do certify that the facts herein stated are true.

By:
Teague Egan
Chief Executive Officer

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